Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 24, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of FCB Financial Holdings, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statements of FCB Financial Holdings, Inc. and subsidiaries on Form S-8 (File No. 333-198713), Form S-3 (File No. 333-199502) and Form S-8 (File No. 333-212318).
/s/ GRANT THORNTON LLP
Ft. Lauderdale, Florida
February 24, 2017